EXHIBIT 10.1
TESORO CORPORATION RESTORATION
RETIREMENT PLAN
ARTICLE 1. General Provisions
     1.1 Establishment and Purpose.
     Tesoro Corporation hereby establishes the Tesoro Corporation Restoration Retirement Plan (the “Plan”) on the terms and conditions hereinafter set forth. The Plan is designed primarily for the purpose of providing benefits for a select group of management and highly compensated employees of the Company and its Subsidiaries and is intended to qualify as a “top hat” plan under Sections 201(2), 301(a)(3) and 401(a)(l) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”).
     1.2 Definitions.
     “Beneficiary” means the person or persons designated by a Participant as his beneficiary hereunder in accordance with the provisions of Article 5.
     “Board” means the Board of Directors of the Company.
     “Change in Control” means (i) there shall be consummated (A) any consolidation or merger of Company in which Company is not the continuing or surviving corporation or pursuant to which shares of Company’s Common Stock would be converted into cash, securities or other property, other than a merger of Company where a majority of the Board of Directors of the surviving corporation are, and for a one-year period after the merger continue to be, persons who were directors of Company immediately prior to the merger or were elected as directors, or nominated for election as director, by a vote of at least two-thirds of the directors then still in office who were directors of Company immediately prior to the merger, or (B) any sale, lease, exchange or transfer (in one transaction or a series of related transactions) of all or substantially all of the assets of Company, or (ii) the shareholders of Company shall approve any plan or proposal for the liquidation or dissolution of Company, or (iii) (A) any “person” (as such term is used in Sections 13(d) and 14(d)(2) of the Securities Act), other than Company or a subsidiary thereof or any employee benefit plan sponsored by Company or a subsidiary thereof, shall become the beneficiary owner (within the meaning of Rule 13c-3 under the Securities Act) of securities of Company representing 35 percent or more of the combined voting power of Company’s then outstanding securities ordinarily (and apart from rights accruing in special circumstances) having the right to vote in the election of directors, as a result of a tender or exchange offer, open market purchases, privately negotiated purchases or otherwise, and (B) at any time during a period of one-year thereafter, individuals who immediately prior to the beginning of such period constituted the Board of Directors of Company shall cease for any reason to constitute at least a majority thereof, unless election or the nomination by the Board of Directors for election by Company’s shareholders of each new director during such period was approved by a vote of at least two-thirds of the directors then still in office who were directors at the beginning of such period.

     “Code” means the Internal Revenue Code of 1986, as amended, and any successor code or law.
     “Committee” means the Employee Benefits Committee appointed by the Board of Directors, or such other committee designated by the Board to discharge the duties of the Committee hereunder.
     “Company” means Tesoro Corporation, a Delaware Corporation, or any successor thereto.
     “Compensation” shall, unless otherwise determined by the Committee, have the meaning assigned thereto in the Retirement Plan (determined without regard to any limits imposed on Compensation by the Internal Revenue Code).
     “Disability” means disability as determined under the Retirement Plan.
     “Distribution Date” means the date on which distributions to a Participant are to commence. Distribution Dates are determined as otherwise provided under the terms of the Plan.
     “Distribution Option” means the form in which payments to a Plan Participant are to be paid. Distribution Options are determined according to Article 3 of the Plan.
     “Insolvency” means, with respect to the Company: (1) an adjudication of bankruptcy; (2) the assignment for the benefit of creditors of or by the Company; (3) a material part or all of the property of the Company becomes subject to the control and direction of a receiver, which receivership is not dismissed within sixty (60) days of such receiver’s appointment; or (4) the filing by the Company of a petition for relief under any federal or other bankruptcy or other insolvency law or for an arrangement with creditors.
     “Participant” means any employee who has satisfied the eligibility requirements set forth in Section 1.4 of the Plan.
     “Person” means any individual, corporation, joint venture, association, joint stock company, trust, unincorporated organization or government or any agency or political subdivision thereof.
     “Plan Year” means the twelve-month period beginning each January 1.
     “Restoration Retirement Benefit” means the annual benefit payable to the Participant pursuant to Article 2.
     “Retirement” means a Participant’s termination of employment with the Company as a retiree as determined under the provisions of the Retirement Plan.
     “Retirement Benefit” means the monthly benefit payable to a Participant under the Retirement Plan.

     “Retirement Plan” means The Tesoro Corporation Retirement Plan, as amended.
     “Subsidiary” means any entity in which the Company owns or otherwise controls, directly or indirectly, stock or other ownership interests having the voting power to elect a majority of the board of directors, or other governing group having functions similar to a board of directors, as determined by the Committee.
     1.3 Administration.
          (a) The Committee shall administer the Plan and have sole and absolute authority and discretion to decide all matters relating to the administration of the Plan, including, without limitation, determining the rights and status of Participants or their beneficiaries under the Plan. The Committee is authorized to interpret the Plan, to adopt administrative rules, regulations, and guidelines for the Plan, and may correct any defect, supply any omission or reconcile any inconsistency or conflict in the Plan. The Committee’s determinations under the Plan need not be uniform among all Participants, or classes or categories of Participants, and may be applied to such Participants, or classes or categories of Participants, as the Committee, in its sole and absolute discretion, considers necessary, appropriate or desirable. All determinations by the Committee shall be final, conclusive and binding on the Company, the Participant and any and all interested parties.
          (b) The Committee may delegate such of its powers and authority under the Plan to the Company’s officers or such other person(s) as it deems necessary or appropriate. In the event of such delegation, all references to the Committee in this Plan shall be deemed references to such officers or such other person(s) as it relates to those aspects of the Plan that have been delegated.
          (c) Any action taken by the Committee with respect to the rights or benefits under the Plan of any Participant shall be subject to correction by the Committee as to payments not yet made to such person, and acceptance of any deferred compensation benefits under the Plan constitutes acceptance of and agreement to the Committee’s or the Company’s making any appropriate adjustments in future payments to such person (or to recover from such person) any excess payment or underpayment previously made to him.
          (d) Notwithstanding any provision of the Plan to the contrary, if any benefit provided under this Plan is subject to the provisions of Section 409A of the Code and the regulations issued thereunder, the provisions of the Plan shall be administered, interpreted and construed in a manner necessary to comply with Section 409A and the regulations issued thereunder (or disregarded to the extent such provision cannot be so administered, interpreted or construed).
     1.4 Eligibility and Participation.
          (a) Participation in the Plan is limited to those individuals who are within the category of a select group of management and highly compensated employees as referred to in Sections 201(2), 301(a)(3) and 401(a)(l) of the Employee Retirement Income Security Act of

1974, as amended (“ERISA”), and who are within those classifications of officers and key management employees of the Company and its Subsidiaries which are nominated by the Chief Executive Officer and approved by the Compensation Committee of the Board as eligible to participate in the Plan. Those employee classifications initially selected for participation in the Plan are set forth on Exhibit 1 attached hereto. This Exhibit will be modified from time to time as recommended by the Chief Executive Officer and approved by the Compensation Committee of the Board to include or exclude certain employee classifications as deemed appropriate.
          (b) A Participant shall cease to be a Participant upon receiving payment for the full amount of benefits to which the Participant is entitled under the Plan or becomes ineligible to participate based on eligibility status as determined in Section 1.4(a) of this Plan. Once a Participant is no longer eligible to actively participate in the Plan, he shall not be entitled to accrue additional Restoration Retirement Benefit accruals under Article 2 of the Plan.
ARTICLE 2. Restoration Retirement Benefits
     2.1 Benefit Determination
     Subject to the full vesting of the Participant’s Restoration Retirement Benefit resulting from a Change in Control set forth in Section 3.4, upon his termination of employment for any reason (including death) with a vested interest in his Restoration Retirement Benefit, a Participant shall receive upon his Retirement or attainment of his earliest Retirement age should he terminate employment prior to Retirement, a Restoration Retirement Benefit in the event the Retirement Benefit for the Participant under the Retirement Plan is limited by the application of Section 401(a)(17) or Section 415 of the Code. The Restoration Retirement Benefit payable to the Participant upon his Retirement shall be equal to the difference between: (1) the Retirement Benefit actually made to the Participant; and (2) the Retirement Benefit that would have been paid to the Participant if the limitations of Section 401(a)(17) and Section 415 of the Code were not contained therein. Further, the amount payable will be the amount determined after the offset by any qualified and non-qualified retirement benefits from a predecessor employer of the Participant if said predecessor employer or employer facility was acquired by or merged into the Company or any Affiliate at any time and benefit service with the predecessor employer is recognized by the Company for any retirement plan, qualified or non-qualified, per the acquisition agreement. Any amount payable will be subject to the same early retirement discounts as are specified in the Retirement Plan. In the event of the Participant’s Disability, the Participant shall be deemed to remain in employment with the Company at the same rate of Compensation until his or her Disability Retirement Date. The Restoration Retirement Benefit described above shall be payable to the Participant upon his Retirement. In addition, the Restoration Retirement Benefit shall be actuarially reduced for commencement prior to age 62 in accordance with actuarial equivalencies under the Retirement Plan.
     2.2 Additional Time Recognition
     If an event occurs for a Participant who has an employment agreement or a management stability agreement with the Company that causes the recognition of additional service credit under the terms of such agreement, the additional service will be recognized for purposes of the benefit calculation only. The additional service will not be reorganized for purposes of vesting, retirement eligibility or classification as a retiree.
ARTICLE 3. Distributions
     3.1 Distribution Dates.
     Except in the event of death, distribution of the Participant’s Restoration Retirement Benefit shall commence effective as of the first of the month following the Participant’s Retirement, however, no payments will be made until six (6) months following the Participant’s Retirement. In the event of a Participant whose employment terminates prior to Retirement with a vested interest in his Restoration Retirement Benefit, distribution of the Participant’s Restoration Retirement Benefit shall commence effective as of the first of the month following the Participant’s earliest Retirement date under the Retirement Plan, so long as such date is at least six (6) months following the Participant’s termination of employment. Regardless of the form of payment received by the Participant of his Restoration Retirement Benefit, there shall be no crediting of earnings resulting from the six (6) month waiting period set forth in the Section 3.1.
     3.2 Distribution Option/Manner of Payment.
     The Distribution Option for the Restoration Retirement Benefit shall be determined in accordance with such election procedures as are established by the Committee and distributions shall, at the Participant’s option, be paid in any annuity form of payment permitted under the Retirement Plan, as elected by the Participant with regard to his Restoration Retirement Benefit; provided, however, that the Distribution Option must be established at the time of initial deferral, and may not be elected in the form of a lump sum distribution. Distribution of the Participant’s Restoration Retirement Benefit shall be made in the annuity form elected by the Participant but may be modified into any other actuarially equivalent life annuity form without such election being treated as a modification for purposes of the Plan. In the absence of an affirmative election to the contrary, the Participant’s Restoration Retirement Benefit shall be made in a form of a straight life annuity in the case of an unmarried Participant and in the form of joint and fifty percent (50%) survivor annuity in the case of a married Participant. Provided, however, if the commuted lump sum value of the Participant’s Restoration Retirement Benefit is less than $100,000, the Restoration Retirement Benefit will be paid in a single-lump sum. All payments under the Plan shall be made in cash.
     3.3 Vesting.
     Subject to the full vesting of a Participant’s Restoration Retirement Benefit following a Change in Control as set forth in Section 3.4, Restoration Retirement Benefits will only be paid to a Participant who terminates employment or retires from the Company (other than as a result of death or Disability) following completion of the five (5) years of vesting service (determined in accordance with the Retirement Plan). Failure to complete the requisite vesting service will result in no Restoration Retirement Benefit being payable, even if following Retirement.

     3.4 Change in Control.
     Notwithstanding the foregoing provisions of Article 3, upon a Change in Control the Participant will become fully vested in his Restoration Retirement Benefit accrued as of the Change in Control. Restoration Retirement Benefits will not be accelerated following a Change in Control and will only be paid in accordance with Section 3.1 to the Participant following Retirement. If a Participant terminates employment prior to Retirement following a Change in Control, the Supplement Retirement Benefit accrued through the Change in Control Date will be payable to the Participant at the earliest possible Retirement date, in accordance with Section 3.1. All Restoration Retirement Benefits payable to a Participant following a Change in Control will, subject to the mandatory lump sum distribution provisions in Section 3.2 regarding benefits of less than $100,000, be paid in accordance with Section and 3.2.
     3.5 Death.
     In the event that a Participant dies following completion of three (3) years of vesting service (determined in accordance with the Retirement Plan) and prior to the commencement of his Restoration Retirement Benefit, his Beneficiary (or Beneficiaries) will receive a monthly retirement benefit, payable for ten (10) years certain and life thereafter, subject to the mandatory lump sum distribution provisions in Section 3.2 regarding benefits of less than $100,000, effective as of the first day of the month following the date of the Participant’s death, with payment to commence as soon as administratively practicable following death. The death benefit shall be equal to the amount which can be provided on an actuarially equivalent basis (as determined under the Retirement Plan) by the single-sum value of the Restoration Retirement Benefit to which the deceased Participant was entitled as of the date of death. Provided, however, in lieu of payment of such Restoration Retirement Benefit in the form of monthly income described above, the single-sum value of such benefit may be paid on an actuarially equivalent basis (as determined under the Retirement Plan) to the Participant’s designated Beneficiary (or Beneficiaries) in such other manner and form as the Participant may elect in accordance with Section 3.2. Death prior to completion of the requisite three (3) years of vesting service will result in no Restoration Retirement Benefit being payable to the Beneficiary(ies).
     3.6 Disability. In the event of a Participant’s Disability prior to his or her Retirement, for purposes of determining the Participant’s Restoration Retirement Benefit, the Participant shall be deemed to have remained in active employment at the same rate of Compensation until the Participant’s actual Retirement, at which point the Participant’s Restoration Retirement Benefit shall be paid as set forth in Section 3.1.
ARTICLE 4. Funding By Company
     4.1 Unsecured Obligation of Company.
          (a) Any benefit payable pursuant to this Plan shall be paid from the general assets of the Company. Nothing contained in this Plan and no action taken pursuant to the provisions of this Plan shall create a trust of any kind or a fiduciary relationship between any Participant (or any other interested person) and the Company or the Committee, or require the

Company to maintain or set aside any specific funds for the purpose of paying any benefit hereunder. To the extent that a Participant or any other person acquires a right to receive payments from the Company under this Plan, such right shall be no greater than the right of any unsecured general creditor of the Company.
          (b) If the Company maintains a separate fund or makes specific investments, including the purchase of insurance insuring the life of the a Participant, to assure its ability to pay any benefits due under this Plan, neither the Participant nor the Participant’s Beneficiary shall have any legal or equitable ownership interest in, or lien on, such fund, policy, investment or any other asset of the Company. The Company, in its sole discretion, may determine the exact nature and method of informal funding (if any) of the obligations under this Plan. If the Company elects to maintain a separate fund or makes specific investments to fund its obligations under this Plan, the Company reserves the right, in its sole discretion, to terminate such method of funding at any time, in whole or in part.
     4.2 Cooperation of Participant.
     If the Company, in its sole discretion, elects to invest in a life insurance, disability or annuity policy on the life of Participant to assist it with the informal funding of its obligations under this Plan, Participant shall assist the Company, from time to time, promptly upon the request of the Company, in obtaining such insurance policy by supplying any information necessary to obtain such policy as well as submitting to any physical examinations required therefore. The Company shall be responsible for the payment of all premiums with respect to any whole life, variable, or universal life insurance policy purchased in connection with this Plan unless otherwise expressly agreed.
ARTICLE 5. Beneficiaries
     5.1 Beneficiary Designations.
     A designation of a Beneficiary hereunder may be made only by an instrument (in form acceptable to the Committee) signed by the Participant and filed with the Committee prior to the Participant’s death. In the absence of such a designation and at any other time when there is no existing Beneficiary designated hereunder, the unpaid value of the Participant’s Restoration Retirement Benefit to which the Participant was entitled at his death shall be distributed to the Participant’s estate. A Beneficiary who dies or which ceases to exist shall not be entitled to any part of any payment thereafter to be made to the Participant’s Beneficiary unless the Participant’s designation specifically provides to the contrary. If two or more persons designated as a Participant’s Beneficiary are in existence with respect to a Restoration Retirement Benefit, the amount of any payment to the Beneficiary under this Plan shall be divided equally among such persons, unless the Participant’s designation specifically provides to the contrary.
     5.2 Change in Beneficiary.
     A Participant may, at any time and from time to time, change a Beneficiary designation hereunder without the consent of any existing Beneficiary or any other person. Any change in

Beneficiary shall be made only by an instrument (in form acceptable to the Committee) signed by the Participant, and any change shall be effective only if received by the Committee prior to the death of the Participant.
ARTICLE 6. Claims Procedures
     6.1 Claims for Benefits.
     The Committee shall determine the rights of any Participant to any deferred compensation benefits hereunder. Any Participant who believes that he has not received the deferred compensation benefits to which he is entitled under the Plan may file a claim in writing with the Committee. The Committee shall, no later than 90 days after the receipt of a claim (plus an additional period of 90 days if required for processing, provided that notice of the extension of time is given to the claimant within the first 90-day period), either allow or deny the claim in writing. If a claimant does not receive written notice of the Committee’s decision on his claim within the above-mentioned period, the claim shall be deemed to have been denied in full.
     A denial of a claim by the Committee, wholly or partially, shall be written in a manner calculated to be understood by the claimant and shall include:
          (a) the specific reasons for the denial;
          (b) specific reference to pertinent Plan provisions on which the denial is based;
          (c) a description of any additional material or information necessary for the claimant to perfect the claim and an explanation of why such material or information is necessary; and
          (d) an explanation of the claim review procedure and the time limits applicable to such procedures, including a statement of the claimant’s right to bring a civil action under Section 502(a) of ERISA.
     6.2 Appeal Provisions.
     A claimant whose claim is denied (or his duly authorized representative) may within 60 days after receipt of denial of a claim file with the Committee a written request for a review of such claim. If the claimant does not file a request for review of his claim within such 60-day period, the claimant shall be deemed to have acquiesced in the original decision of the Committee on his claim, the decision shall become final and the claimant will not be entitled to bring a civil action under Section 502(a) of ERISA. If such an appeal is so filed within such 60-day period) the Company (or its delegate) shall conduct a full and fair review of such claim. During such review, the claimant (or the claimant’s authorized representative) shall be given the opportunity to review all documents that are pertinent to his claim and to submit issues and comments in writing.

     The Company shall mail or deliver to the claimant a written decision on the matter based on the facts and the pertinent provisions of the Plan within 60 days after the receipt of the request for review (unless special circumstances require an extension of up to 60 additional days, in which case written notice of such extension shall be given to the claimant prior to the commencement of such extension). Such decision shall be written in a manner calculated to be understood by the claimant, shall state the specific reasons for the decision and the specific Plan provisions on which the decision was based and shall, to the extent permitted by law, be final and binding on all interested persons. If the decision on review is not furnished to the claimant within the above-mentioned time period, the claim shall be deemed to have been denied on review.
ARTICLE 7. Miscellaneous
     7.1 Withholding.
     The Company shall have the right to withhold from any Restoration Retirement Benefits payable under the Plan or other wages payable to a Participant an amount sufficient to satisfy all federal, state and local tax withholding requirements, if any, arising from or in connection with the Participant’s receipt or vesting of deferred compensation benefits under the Plan.
     7.2 No Guarantee of Employment.
     Nothing in this Plan shall be construed as guaranteeing future employment to any Participant. Without limiting the generality of the preceding sentence, except as otherwise set forth in a written agreement, a Participant continues to be an employee of the Company solely at the will of the Company subject to discharge at any time, with or without cause. The benefits provided for herein for a Participant shall not be deemed to modify, affect or limit any salary or salary increases, bonuses, profit sharing or any other type of compensation of a Participant in any manner whatsoever. Nothing contained in this Plan shall affect the right of a Participant to participate in or be covered by or under any qualified or nonqualified pension, profit sharing, group, bonus or other supplemental compensation, retirement or fringe benefit Plan constituting any part of the Company’s compensation structure whether now or hereinafter existing.
     7.3 Payment to Guardian.
     If a benefit payable hereunder is payable to a minor, to a person declared incompetent or to a person incapable of handling the disposition of his property, the Committee may direct payment of such benefit to the guardian, legal representative or person having the care and custody of such minor, incompetent or person. The Committee may require such proof of incompetency, minority, incapacity or guardianship, as it may deem appropriate prior to distribution of the benefit. Such distribution shall completely discharge the Company from all liability with respect to such benefit.

     7.4 Assignment.
     No right or interest under this Plan of any Participant or Beneficiary shall be assignable or transferable in any manner or be subject to alienation, anticipation, sale, pledge, encumbrance or other legal process or in any manner be liable for or subject to the debts or liabilities of the Participant or Beneficiary.
     7.5 Severability.
     If any provision of this Plan or the application thereof to any circumstance(s) or person(s) is held to be invalid by a court of competent jurisdiction, the remainder of the Plan and the application of such provision to other circumstances or persons shall not be affected thereby.
     7.6 Amendment and Termination.
     The Company may at any time (without the consent of any Participant) modify, amend or terminate any or all of the provisions of this Plan; provided, however, that no modification, amendment or termination of this Plan shall adversely affect the rights of a Participant under the Plan without the consent of such Participant. Notwithstanding the foregoing or any provision of the Plan to the contrary, the Company may at any time (without the consent of any Participant) modify, amend or terminate any or all of the provisions of this Plan to the extent necessary to conform the provisions of the Plan with Section 409A of the Code regardless of whether such modification, amendment or termination of this Plan shall adversely affect the rights of a Participant under the Plan.
     7.7 Exculpation and Indemnification.
     The Company shall indemnify and hold harmless the members of the Committee from and against any and all liabilities, costs and expenses incurred by such persons as a result of any act, or omission to act, in connection with the performance of such person’s duties, responsibilities and obligations under the Plan, other than such liabilities, costs and expenses as may result from the gross negligence, willful misconduct, and/or criminal acts of such persons.
     7.8 Leave of Absence.
     The Company may, in its sole discretion, permit a Participant to take a leave of absence for a period not to exceed one year. Any such leave of absence must be approved by the Company. During this time, the Participant will still be considered to be in the employ of the Company for purposes of this Plan.
     7.9 Gender and Number.
     For purposes of interpreting the provisions of this Plan, the masculine gender shall be deemed to include the feminine, the feminine gender shall be deemed to include the masculine, and the singular shall include the plural unless otherwise clearly required by the context.

     7.10 Governing Law.
     Except as otherwise preempted by the laws of the United States, this Plan shall be governed by and construed in accordance with the laws of the State of Texas, without giving effect to its conflict of law provisions.
     7.11 Effective Date.
     The effective date of the Plan, as signed this ninth day of August 2006, is July 1, 2006.

TESORO COPORATION

By:	/s/ Susan A Lerette

Name:	Susan A Lerette

Title:	Vice President, Human Resources

TESORO CORPORATION RESTORATION
RETIREMENT PLAN
Exhibit 1
Effective as of July 1, 2006, the following are the classifications of officers and key management employees of the Company eligible to participate in the Tesoro Corporation Restoration Retirement Plan:
Employees eligible for the Tesoro Corporation Retirement Plan classified as being included in salary grades 43 and above with a base salary of $170,000 per year or more but excluding any such person designated as included in the Tesoro Corporation Executive Security Plan or who is provided a separate supplemental retirement benefit as a part of an employment agreement with the Company.